UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/25/2012

R. R. DONNELLEY & SONS COMPANY
(Exact name of registrant as specified in its charter)

Commission File Number:  1-4694

DE	361004130
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 S. Wacker Dr., Chicago, IL 60606
(Address of principal executive offices, including zip code)

312-326-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

As a result of legislation passed as part of the Surface Transportation Extension Act of 2012 (the "Act"), which includes certain pension stabilization provisions, RR Donnelley & Sons Company (the "Company") expects a reduction in required pension contributions over the next few years. The Company expects that its minimum required pension and postretirement contributions for 2012 will be approximately $174 million. Inclusive of its 401(k) match, the Company expects total 2012 contributions of approximately $205 million, a $46 million reduction from its previous estimate for 2012, primarily driven by the Act.   These estimates include contributions on foreign and unfunded U.S. pension plans, postretirement plans and the Company's 401(k) match, none of which are impacted by the Act.

Further, the Company expects total 2013 contributions (including pension, postretirement and 401(k) match) of approximately $110 million.

The statements above regarding the Company's pension, postretirement and 401(k) match contributions in 2012 and 2013 are "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. The estimates provided herein and the actual timing and amount of required plan contributions are dependent upon many factors, including returns on invested assets, the level of certain market interest rates, the discount rate used to determine obligations, the regulations to be adopted that implement the legislation, and other regulatory actions. In addition, the Company may elect, in its discretion, to contribute more to its plans than the minimum amounts required under applicable law. For additional information concerning the Company's pension and postretirement benefit plans, see the Company's forms 10-K and 10-Q, which may be accessed through the Securities and Exchange Commission's website at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. R. DONNELLEY & SONS COMPANY

Date: July 25, 2012	By:	/s/ Daniel N. Leib
Daniel N. Leib
Chief Financial Officer